UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 5, 2024
Arbor Realty Trust, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
Maryland
(STATE OF INCORPORATION)

001-32136	20-0057959
(COMMISSION FILE NUMBER)	(IRS EMPLOYER ID. NUMBER)

333 Earle Ovington Boulevard, Suite 900	11553
Uniondale, NY	(ZIP CODE)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
(516) 506-4200
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbols	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ABR	New York Stock Exchange
Preferred Stock, 6.375% Series D Cumulative Redeemable, par value $0.01 per share	ABR-PD	New York Stock Exchange
Preferred Stock, 6.25% Series E Cumulative Redeemable, par value $0.01 per share	ABR-PE	New York Stock Exchange
Preferred Stock, 6.25% Series F Fixed-to-Floating Rate Cumulative Redeemable, par value $0.01 per share	ABR-PF	New York Stock Exchange

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2015, Arbor Realty Trust, Inc. (the "Company") entered into an Annual Incentive Agreement with Ivan Kaufman, which generally set forth the agreement of the Company and Mr. Kaufman with respect to Mr. Kaufman’s annual base salary and incentive compensation from the Company commencing in 2015 and continuing during his service as Chief Executive Officer. That agreement was amended on March 31, 2017 (the “2017 Agreement”), primarily to provide for certain incentive compensation dependent on the Company’s successful integration of the acquisition of Arbor Commercial Mortgage, LLC’s, our then manager, agency business (the “Acquisition”). On April 22, 2021, the Company and Mr. Kaufman entered into a Second Amended and Restated Annual Incentive Agreement (the “2021 Agreement”), with a term of five years and which generally followed the structure of the 2017 Agreement. On April 2, 2024, the Compensation Committee of the Board approved and recommended to the Board of Directors, and on April 5, 2024, the Board of Directors approved, and the Company and Mr. Kaufman entered into, a Third Amended and Restated Annual Incentive Agreement (the “2024 Agreement”), to be effective as of January 1, 2024, with a term of five years, extending to December 31, 2028, and which generally follows the structure of the 2021 Agreement, with the modifications set forth below.

Under the terms of the 2024 Agreement, Mr. Kaufman has: (i) an annual base salary of $1,200,000; (ii) an annual cash payment of $1,171,280; and (iii) annual performance based cash bonus opportunities of $3,897,439 at target performance, $1,948,717 at threshold performance and $5,846,151 at maximum performance, with the opportunity to earn an additional $974,359 annually in the event of extraordinary performance with respect to corporate capital growth goals. The goals applicable to the annual performance-based cash bonus relate to the Company's distributable earnings per share, corporate capital growth, balance sheet management, efficiency and the relative risk of our portfolio. These goals (and the other goals contemplated by the 2024 Agreement) are set by the Compensation Committee of our Board of Directors. The 2024 Agreement continues the provisions of the 2021 Agreement wherein the annual cash payment and the amounts that could be earned under the annual performance-based cash bonus are increased by 10% in any year in which the Company increases its GAAP equity by 25% or more (the "GAAP Equity Adjustment”).

The 2024 Agreement also modified the provisions of the 2021 Agreement relating to Mr. Kaufman’s long term equity awards. Whereas under the 2021 Agreement, Mr. Kaufman had the option of receiving either a time-based vesting equity grant or a performance-based equity grant, under the 2024 Agreement, Mr. Kaufman will receive both such grants, with the amounts of the grants reduced to approximately one-half of the amounts set forth in the 2021 Agreement, after giving effect to the GAAP Equity Adjustments made since 2021. Under the 2024 Agreement, Mr. Kaufman may elect to increase or decrease the amount of the time-based equity grant by 25%, 50% or 75%, in which event the amount of the performance-based equity grant is decreased or increased inversely, by 25%, 50% or 75%. Under the 2024 Agreement, the amount of the time-based vesting grant is $2,200,000 and the amount of the performance-based equity grant is $8,800,000, with both amounts representing approximately one-half of the amounts provided for in the 2021 Agreement, after giving effect to the GAAP Equity Adjustments since 2021. Both such amounts will also be subject to further adjustment under the GAAP Equity Adjustment. Under the 2024 Agreement, the measurement period for the performance-based equity grant has been reduced to four years, from the five-year performance period applicable under the 2021 Agreement. The 2024 Agreement also provides for the treatment of the various elements of Mr. Kaufman’s compensation upon a termination of Mr. Kaufman’s employment, which provisions are unchanged from the 2021 Agreement. The 2024 Agreement continues the GAAP Equity Adjustment.

The foregoing description of the 2024 Agreement is qualified in all respects by the terms of the 2024 Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBOR REALTY TRUST, INC.

	By:	/s/ Paul Elenio
	Name:	Paul Elenio
	Title:	Chief Financial Officer

Date: April 8, 2024